As filed with the Securities and Exchange Commission on
                               October 5, 1995.

                                                   Registration No. 33-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                      -----------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      -----------------------------------

                              COMCAST CORPORATION
               (Exact name of issuer as specified in its charter)

       PENNSYLVANIA                                         23-1709202
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

   1500 Market Street, Philadelphia, PA                     19102-2148
(Address of Principal Executive Offices)                    (Zip Code)

               THE COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN
                            (Full Title of the Plan)

                            Arthur R. Block, Esquire
                                 Vice President
                              Comcast Corporation
                               1500 Market Street
                          Philadelphia, PA 19102-2148
                    (Name and address of agent for service)

                                 (215) 665-1700
         (Telephone number, including area code, of agent for service)

                                   Copies to:

                            Mark K. Kessler, Esquire
                      Wolf, Block, Schorr and Solis-Cohen
                         Twelfth Floor Packard Building
                             Philadelphia, PA 19102
                                 (215) 977-2000

                        CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
                                      Maximum        Maximum
Title of Securities     Amount        Offering       Aggregate     Amount of
to be                   to be         Price Per      Offering      Registration
Registered              Registered    Share(1)       Price(1)      Fee (1)

Class A Special
Common Stock,         4,000,000 (2)   $19.6875     $78,750,000     $27,155.17
$1.00 Par Value

(1) Calculated pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Class A Special Common Stock of Comcast Corporation as reported by the National Association of Securities Dealers, Inc. Automated Quotation System on October 3, 1995.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Comcast Corporation Retirement- Investment Plan.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "1934 Act") are incorporated into this registration statement by reference:

          1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

          2. The Registrant's Annual Report on Form 11-K for the year ended December 31, 1994, filed with respect to The Comcast Corporation
Retirement-Investment Plan (the "Plan").

          3. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

          4. The Registrant's Current Reports on Form 8-K filed on April 13, 1995 and April 25, 1995.

          5. The consolidated financial statements of Storer Communications, Inc., Commission File No. 1-3872 ("Storer"), for the year ended December 31, 1992 listed in Item 14(b)(ii) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference to Storer's Annual Report on Form 10-K for the year ended December 31, 1993.

          6. The description of the Registrant's shares of Class A Special Common Stock, $1.00 par value (the "Class A Special Common Stock"), contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on November 4, 1986 to register such securities under the 1934 Act, as amended by the description contained in the Registrant's Proxy Statement dated May 26, 1988 under the caption, "Proposal to Increase the Number of Authorized Shares of the Company's Common Stock," the description contained in the Registrant's Proxy Statement dated June 1, 1990 under the caption, "Proposals to Amend the Company's Articles of Incorporation to Eliminate the $1.00 Per Share Liquidation Preference of the Company's Class A Common Stock and Class A Special Common Stock" and the description contained in the Registrant's Proxy Statement dated May 25, 1994 under the caption, "Approval of Amendment to the Company's Articles of Incorporation to Increase the Number of Authorized Shares of the Company's Class A Special Common Stock."

          All documents filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Experts

          The consolidated financial statements of Comcast Corporation and subsidiaries and the related financial statement schedule, incorporated in this registration statement by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. With respect to Storer, Comcast International Holdings, Inc. and Subsidiaries ("Comcast International") and Garden State Cablevision, L.P. ("Garden State"), Deloitte & Touche LLP relied on the reports of other auditors, as noted below.

          The consolidated financial statements and schedules of Storer for the year ended December 31, 1992, as incorporated by reference in the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of Comcast International and Garden State, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report on Garden State which includes an explanatory paragraph that states that Garden State is currently seeking to justify its existing rates on the basis of cost-of-service showings with regulatory authorities as discussed in Note 9 to the financial statements.

          The combined financial statements for the U.S. Cable Television Operations of Maclean Hunter, Inc. as at December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, incorporated in this registration statement by reference from the Registrant's December 31, 1994 Annual Report on Form 10-K, which incorporates such financial statements by reference, have been audited by Ernst & Young, chartered accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of QVC, Inc. ("QVC") and subsidiaries, incorporated by reference in this registration statement from the Registrant's Current Report on Form 8-K filed with the Commission on April 25, 1995 which incorporates as an exhibit QVC's consolidated financial statements as of January 31, 1995 and 1994 and for each of the years in the three year period ended January 31, 1995, have been audited and reported upon by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon refers to a change in accounting for income taxes in the year ended January 31, 1994. Such consolidated financial statements have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Comcast MHCP Holdings, L.L.C. and subsidiaries, incorporated in this registration statement by reference from the Registrant's Current Report on Form 8-K filed on April 25, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The financial statements of the Plan, included in the Annual Report on Form 11-K filed with respect to the Plan for the year ended December 31, 1994 and incorporated in this registration statement by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.


Item 6.   Indemnification of Directors and Officers.

          Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988 (the "BCL") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

          Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprises, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect to any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

          Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders.

          Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

          Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the BCL.

          Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

          Section 7-2 of the Registrant's Bylaws provides that the Registrant will indemnify any director or officer of the Registrant to the fullest extent permitted by Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request or for the benefit of the Registrant in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

          Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania Law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the Bylaws or otherwise. In addition, Section 7-2 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.

          Section 7-3 of the Registrant's Bylaws states that the provisions of the Bylaws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as provided in
Section 7-3. Further, any repeal or amendment of the indemnification provisions of the Bylaws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions of the Bylaws so as to reduce or limit indemnification or the advancement of expenses in any manner unless adopted by
(a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

          Subsection 2(j) of the Plan provides that the Registrant will indemnify and hold harmless to the maximum extent permitted by its Bylaws officers and directors who exercise any discretionary authority or discretionary control respecting management of the Plan or exercise any authority or control with respect to management or disposition of the Plan's assets, or who have any discretionary authority or discretionary responsibility in the administration of the Plan.

          The Registrant has purchased directors and officers liability insurance for its directors and officers.


Item 7.   Exemption from Registration Claimed.

          Not applicable.


Item 8.   Exhibits.

          The following Exhibits are filed or incorporated by reference as part of this Registration Statement:

          Exhibit No.

          5         Opinion of Wolf, Block, Schorr and Solis-Cohen.

          10.1 The Comcast Corporation Retirement- Investment Plan, as amended and restated effective January 1, 1993 (revised through September 30, 1995).

          10.2 Defined Contribution Plans Master Trust Agreement Between Comcast Corporation and State Street Bank and Trust Company.

          23.1      Consents of Deloitte & Touche LLP.

          23.2      Consents of KPMG Peat Marwick LLP.

          23.3      Consent of Ernst & Young.

          23.4      Consents of Arthur Andersen LLP.

          23.5      Consent of Wolf, Block, Schorr and Solis-Cohen (contained in
                    Exhibit 5).

          24. Power of Attorney (included on page II-10 of this registration statement).

          With respect to Exhibit 5, the Registrant has submitted the Plan, as amended and restated, (and will submit the Plan and subsequent amendments thereto) to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.   Undertakings.

          (a) The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d)
of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on October 4, 1995.

                                            COMCAST CORPORATION


                                            By: /s/ Brian L. Roberts
                                               ----------------------------
                                               Brian L. Roberts, President


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ralph J. Roberts, Brian L. Roberts, Julian A. Brodsky, John R. Alchin, Lawrence S. Smith, Stanley Wang, Arthur R. Block, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title(s)                            Date

/s/ Ralph J. Roberts
--------------------       Chairman of the Board            October 4, 1995
Ralph J. Roberts           of Directors; Director


/s/ Julian A. Brodsky
---------------------      Vice Chairman of the             October 4, 1995
Julian A. Brodsky          Board of Directors;
                           Director

Signature                  Title(s)                            Date


/s/ Brian L. Roberts
--------------------       President; Director              October 4, 1995
Brian L. Roberts           (Principal Executive
                           Officer)


/s/ John R. Alchin
--------------------       Senior Vice President;           October 4, 1995
John R. Alchin             Treasurer (Principal
                           Financial Officer)


/s/ Lawrence S. Smith
--------------------       Senior Vice President,           October 4, 1995
Lawrence S. Smith          Accounting and
                           Administration
                           (Principal Accounting
                           Officer)


/s/ Daniel Aaron
--------------------       Director                         October 4, 1995
Daniel Aaron


/s/ Gustave G. Amsterdam
------------------------   Director                         October 4, 1995
Gustave G. Amsterdam


/s/ Sheldon M. Bonovitz
-----------------------    Director                         October 4, 1995
Sheldon M. Bonovitz


/s/ Joseph L. Castle II
-----------------------    Director                         October 4, 1995
Joseph L. Castle II


/s/ Bernard C. Watson
---------------------      Director                         October 4, 1995
Bernard C. Watson

/s/ Irving A. Wechsler
----------------------     Director                         October 4, 1995
Irving A. Wechsler


/s/ Anne Wexler
--------------------       Director                         October 4, 1995
Anne Wexler

          The Plan. Pursuant to the requirements of the Securities Act of 1933, The Comcast Corporation Retirement- Investment Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on October 4, 1995.

                                         THE COMCAST CORPORATION RETIREMENT-
                                         INVESTMENT PLAN

                                         By:      Comcast Corporation,
                                                  Plan Administrator


                                         By: /s/ Lawrence S. Smith
                                             ----------------------------------
                                                   Lawrence S. Smith
                                                   Senior Vice President,
                                                   Accounting and Administration

                              COMCAST CORPORATION

               THE COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN

                       REGISTRATION STATEMENT ON FORM S-8

                                 EXHIBIT INDEX


Exhibit No.

          5         Opinion of Wolf, Block, Schorr and Solis-Cohen.

          10.1 The Comcast Corporation Retirement-Investment Plan, as amended and restated effective January 1, 1993 (revised through September 30, 1995).

          10.2 Defined Contribution Plans Master Trust Agreement Between Comcast Corporation and State Street Bank and Trust Company.

          23.1      Consents of Deloitte & Touche LLP.

          23.2      Consents of KPMG Peat Marwick LLP.

          23.3      Consent of Ernst & Young.

          23.4      Consents of Arthur Andersen LLP.

          23.5      Consent of Wolf, Block, Schorr and Solis-Cohen (contained in
                    Exhibit 5).

          24. Power of Attorney (included on page II-10 of this registration statement).